Exhibit 99.1

UNITED STATES LIME & MINERALS, INC. — NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne
(972) 991-8400

UNITED STATES LIME & MINERALS REPORTS FIRST QUARTER 2026

RESULTS AND DECLARES REGULAR QUARTERLY CASH DIVIDEND

Dallas, Texas, April 29, 2026 - United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported first quarter 2026 results: The Company’s revenues in the first quarter 2026 were $87.8 million, compared to $91.3 million in the first quarter 2025, a decrease of $3.4 million, or 3.7%. The decrease in revenues in the first quarter 2026, compared to the first quarter 2025, resulted primarily from decreased sales volumes, principally due to decreased demand from the Company’s construction, oil and gas services, and roof shingle customers, partially offset by increased demand from the Company’s steel customers. During the first quarter 2026, the Company caught up on most of the weather-related shipping interruptions that resulted from the January winter storm.

The Company’s gross profit was $41.8 million in the first quarter 2026, compared to $46.2 million in the first quarter 2025, a decrease of $4.4 million, or 9.5%. The decrease in gross profit in the first quarter 2026, compared to the first quarter 2025, resulted primarily from the decrease in revenues discussed above and higher fuel and transportation costs.

Selling, general and administrative (“SG&A”) expenses were $6.0 million in the first quarter 2026, compared to $6.3 million in the first quarter 2025, a decrease of $0.3 million, or 4.7%. The decrease in SG&A expenses in the first quarter 2026, compared to the first quarter 2025, was primarily due to decreased personnel expenses, including stock-based compensation.

Other (income) expense, net was $3.2 million income in the first quarter 2026, compared to $3.1 million income in the first quarter 2025, an increase of $0.1 million, primarily due to interest earned on higher average balances of cash and cash equivalents.

The Company reported net income of $30.6 million ($1.06 per share diluted) in the first quarter 2026, compared to $34.1 million ($1.19 per share diluted) in the first quarter 2025, a decrease of $3.5 million, or 10.4%.

“Although we experienced our first revenue decrease against the comparable prior-year quarter since the COVID pandemic began in 2020, we remain optimistic about the balance of the year, including as it pertains to demand from our construction customers,” said Timothy W. Byrne, President and Chief Executive Officer. “We are also pleased with the progress on the new kiln project at our Texas facility and anticipate it will start up this summer,” Mr. Byrne added.

Dividend

The Company announced today that the Board of Directors has declared a regular quarterly cash dividend of $0.06 per share on the Company’s common stock. This dividend is payable on June 12, 2026 to shareholders of record at the close of business on May 22, 2026.

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United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products, supplying primarily the construction (including highway, road, and building contractors), industrial (including paper and glass manufacturers), environmental (including municipal sanitation and water treatment facilities and flue gas treatment processes), metals (including steel producers), roof shingle manufacturers, agriculture (including poultry producers), and oil and gas services industries. The Company operates lime and limestone plants and distribution facilities in Arkansas, Colorado, Louisiana, Missouri, Oklahoma, and Texas through its wholly owned subsidiaries, Arkansas Lime Company, ART Quarry TRS LLC (DBA Carthage Crushed Limestone), Colorado Lime Company, Mill Creek Dolomite, LLC, Texas Lime Company, U.S. Lime Company, U.S. Lime Company-Shreveport, U.S. Lime Company-St. Clair, and U.S. Lime Company-Transportation. In addition, the

Company, through its wholly owned subsidiary, U.S. Lime Company-O & G, LLC, has royalty and non-operated working interests in natural gas wells located in Johnson County, Texas, in the Barnett Shale Formation.

Any statements contained in this News Release, including, but not limited to, statements relating to demand and the Texas kiln project, that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

(Tables Follow)

United States Lime & Minerals, Inc.

CONDENSED CONSOLIDATED FINANCIAL DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2026	2025
INCOME STATEMENTS

Revenues	$87,833	$91,253
Cost of revenues	46,081	45,097
Gross profit	$41,752	$46,156

Selling, general and administrative expenses	5,969	6,262
Operating profit	$35,783	$39,894

Other (income) expense, net	(3,229)	(3,091)
Income tax expense	8,430	8,872
Net income	$30,582	$34,113

Income per share of common stock:
Basic	$1.07	$1.19
Diluted	$1.06	$1.19
Weighted-average shares outstanding:
Basic	28,671	28,623
Diluted	28,770	28,719
Cash dividends per share of common stock	$0.06	$0.06

	March 31,	December 31,
	2026	2025
BALANCE SHEETS
Assets:
Current assets	$476,265	$455,316
Property, plant and equipment, net	232,092	221,421
Other non-current assets	5,480	4,307
Total assets	$713,837	$681,044
Liabilities and Stockholders’ Equity:
Current liabilities	$22,975	$23,632
Deferred tax liabilities, net	26,429	22,999
Other long-term liabilities	3,274	3,653
Stockholders’ equity	661,159	630,760
Total liabilities and stockholders’ equity	$713,837	$681,044

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